EXHIBIT 3.165
CERTIFICATE OF FORMATION
OF
VALLE VISTA HOSPITAL PARTNERS, LLC
     Pursuant to the provisions of §48-203-102 of the Tennessee Limited Liability Company Act, the undersigned hereby submits the following statement.
1. The limited liability company will be formed at 11:59 p.m. on September 30, 2005.
Signature Date: September 28, 2005

VALLE VISTA HOSPITAL PARTNERS, LLC
/s/ John J. Faldetta, Jr.
John J. Faldetta, Jr., Authorized Person

Articles of Organization
Name
     The name of the limited liability company is Valle Vista Hospital Partners, LLC (the “LLC”).
Registered Office and Agent
     The address of the registered office is 840 Crescent Centre Drive, Suite 460, Williamson County, Franklin, Tennessee 37067. The name of the initial registered agent is Rulon M. Briscoe.
Organizer
     John J. Faldetta, Jr., Esq., whose address is 511 Union Street, Suite 2700, Nashville, Davidson County, Tennessee 37219-1760, is the organizer of the LLC.
Number of Members
     At the date of the filing of the Articles of Conversion, there is one (1) member.
Date of Formation
     The existence of the LLC is to begin at the Effective Time, which is 11:59 p.m. on September 30, 2005.
Management
     The LLC shall be member-managed. The business of the LLC shall be conducted under the management of its sole member in accordance with the LLC’s operating agreement and the Tennessee Limited Liability Company Act.
Principal Executive Office
     The principal executive office of the LLC is 840 Crescent Centre Drive, Suite 460, Franklin, Williamson County, Tennessee 37067.